Exhibit 23.5

CONSENT

I, Thomas M. Boyd, Jr., hereby consent to being named in the Joint Proxy Statement/Prospectus included in the Registration Statement on Form S-4 filed by Millennium Bankshares Corporation (“Millennium”) in connection with the Agreement and Plan of Reorganization (the “Agreement”) dated as of June 9, 2005, between Millennium and Albemarle First Bank as a person who will become a director of Millennium following consummation of the transactions contemplated by the Agreement.

/s/    Thomas M. Boyd, Jr.

Thomas M. Boyd, Jr.

Dated: July 21, 2005